CONSULTING SERVICES AGREEMENT


      This Consulting Services Agreement (the "Agreement") is entered into this 15st day of May, 2005 by and between Mark Laisure, (hereinafter referred to as, "Consultant"), and M Power Entertainment, Inc. (OTCBB: MPWE) (hereinafter referred to as, "Client"), a Delaware corporation, (collectively referred to as the "Parties") with reference to the following:

                      Preliminary Statement

      A. The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills, abilities, knowledge, and background to facilitate the daily operations of the company, and to advise the Client in business and/or financial and merger/acquisition matters and is therefore willing to engage Consultant upon the terms and conditions set forth herein. Consultant desires to be assured, and Client desires to assure Consultant, that, if Consultant associates with Client and allocates its resources necessary to provide Client with its business advisory and consulting services, Consultant will be paid the consideration described herein and said consideration will be nonrefundable, regardless of the circumstances.

Consultant agrees to be engaged and retained by Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Engagement. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to a become business and financial Consultant to Client and to render such advice, consultation, information, and services to the Directors and/or Officers of Client regarding general financial and business matters including, but not limited to the following

1.1 Assistance, Advice and Counsel. Consultant will provide assistance, advice and counsel regarding Client's daily operations, strategic business plans, strategy and negotiations with potential business strategic partnering, corporate planning and or other general business consulting needs as expressed by Client.

1.2 Client and/or Client's Affiliate Transaction Due Diligence. Consultant will participate and assist Client in the due diligence process, where possible, on all proposed financial transactions affecting Client of which Consultant is notified in writing in advance, including conducting investigation of and providing advice on the financial, valuation and stock price implications of the proposed transaction(s).

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1.3 Ancillary Document Services. If necessary, Consultant will assist and cooperate with Client in the development, editing and production of such documents as are reasonably necessary to assist in any transaction covered by this Agreement. However, this Agreement will not include the preparation or procuring of legal documents or those documents normally prepared by an attorney.

1.4 Mergers and Acquisitions. Consultant will provide assistance to Client, as mutually agreed, in identifying merger and/or acquisition candidates, assisting in any due diligence process, recommending transaction terms and providing advice and assistance during negotiations, as needed. It is expressly understood that Consultant shall have no power to bind Client to any contract or transaction obligation. Additional compensation to Consultant for the successful closing of any such merger or acquisition shall be made pursuant to Section 1.4.a.ii. below.

      a. Mergers and Acquisitions. Consultant agrees to introduce and/or assist Client in acquiring, merging, and/or divesting on a non-exclusive basis, from time to time, as Consultant deems appropriate in its sole discretion. Consultant will introduce and/or assist the Client with one or more parties who might be interested in (whether by way of merger, consolidation, asset purchase, technology license, or substantially similar transaction) either, (a) acquiring some or all of Client's assets or, (b) selling some or all of their own assets to Client and/or, (c) entering into some form of strategic alliance with Client. In consideration of Consultant's services, Client agrees to pay Consultant the fee set forth in paragraph 1.4.a.ii.

          i. Performance by Consultant. Consultant shall be deemed to have earned its entire fee under Section 1.4.a.ii upon, (i) Consultant's introduction of any bona fide potential acquirer or seller of assets or merger candidate or, (ii) upon materially assisting Client with merger, acquisition and/or divestiture efforts for an introduced or non-introduced merger, acquisition and/or divestiture candidate and, (iii) the consummation of the merger, acquisition, and/or divestiture by Client within 12 months from the date of such introduction or effort. Consultant shall be entitled to receive a fee (as described in paragraph 1.4.a.ii., below) for each merger, acquisition and/or divestiture by the Client. Each such obligation of Client to pay such fee shall be deemed a separate agreement hereunder severable from each of the other obligations to pay fees arising hereunder and each obligation shall be separately enforceable as if separate written agreements existed for each introduction and/or effort made by Consultant.

          ii. Amount and Payment of Consultant's Fee For Merger/Acquisition. For a merger/acquisition entered into by Client as a result of the efforts of, or an introduction of a bona fide merger/acquisition candidate by Consultant during the term of this Agreement, Client shall pay Consultant, two and a half percent (2.5%) of the total value of the transaction.

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          Note: Such percentage(s) shall be paid to Consultant in the same ratio of cash and / or stock as the transaction. "Total value" shall include, but is not limited to cash, cash equivalents, stock, and the value of any consideration other than cash paid or received by Client. All shares earned under this section that have not been registered with the Securities and Exchange Commission shall be registered by Client on Form S-8 or similar registration within 5 days of the completion of the transaction. All costs in connection with the registration shall be borne by Client.

      b. Payment. In addition to the payment of the Engagement Fee, which is due and payable upon the execution of this Agreement pursuant to the terms of
Section 2 below, each time a fee is due as specified in any other provision of this Agreement, the fee amount, as specified therein, shall be payable by Client to Consultant upon the closing of the transaction. The fee due Consultant shall be in addition to any fee or funds which may be payable to any other person or entity as a result of the transaction.
Consultant makes no guarantee that it will be able to successfully locate a merger or acquisition target and in turn consummate a merger or acquisition transaction for client, or to successfully complete such a transaction within client's desired time frame. Any comments made regarding potential time frames or anything that pertains to the outcome of client's needs are expressions of consultant's opinion only, and for purposes of this agreement are specifically disavowed.

1.5 Standard of Performance. Consultant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Consultant provided for herein which requires Client to provide certain information to assist Consultant in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Consultant to complete the work.
The services of Consultant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant, or other licensed professional. Consultant cannot guarantee results on behalf of Client, but shall use commercially reasonable efforts in providing the services listed above. If an interest is communicated to Consultant regarding satisfying all or part of Client's business and corporate strategic planning needs, Consultant shall notify Client and advise it as to the source of such interest and any terms and conditions of such interest.

2.    Compensation to Consultant.

      a. Monthly Fee. Client shall pay a monthly retainer fee of Five Thousand and no/100 Dollars ($5,000.00), which shall be due and payable, on the first day of each month commencing with the execution of this Agreement (the "Retainer Fee").

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      b. Terms of Payment. With each invoice submitted by Consultant, Consultant shall designate the preferred manner of payment, which may be in the form of cash or in M Power Entertainment, Inc. common stock. In the event that Consultant elects to receive common stock, the issuance of said shares shall be registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration. The number of shares to be received by Consultant shall be calculated by dividing the invoiced amount by the closing bid price of the stock on the date of invoice. Client shall retain the right to make the final determination of whether such payments shall be in stock or cash.

      c. Invoicing and Payment Terms. Consultant shall submit to Client an invoice for the Retainer Fee and any and all additional services rendered on or before the first of each month. Client agrees to pay any net amount due to Consultant within ten (10) days after receipt of the statement.

      d. Initial Consideration. As consideration for Consultant entering into this Agreement, Client agrees to cause a Common Stock Purchase Warrant to be issued for Consultant to purchase up to 100,000 shares of its Common Stock. The Warrant is to be issued to Mark Laisure at an exercise price equivalent to the closing price of Client's common stock on June 1, 2005.

      Note: Consultant shall have no obligation to perform any duties provided for herein if payment [cash and/or stock] is not received by consultant within the time periods as stipulated above. In addition, consultant's obligations under this agreement shall be become null and void if any payment owing hereunder is not delivered within the time periods as stipulated above. Furthermore, the receipt of any fees due to consultant upon execution of this agreement are not contingent upon any prior performance of any duties whatsoever described within this agreement. Client expressly agrees that the engagement fee is deemed earned upon execution of this agreement and is thereafter non-refundable and non-cancelable.

2.1 Expenses. Client shall reimburse Consultant for reasonable expenses incurred in performing its duties pursuant to this Agreement (including printing, postage, express mail, photo reproduction, travel, lodging, and long distance telephone and facsimile charges). Such reimbursement shall be payable within seven days after Client's receipt of Consultant' invoice.

2.2 Additional Fees. Client and Consultant shall mutually agree upon any additional fees that Client may pay in the future for services rendered by Consultant under this Agreement. Such additional agreement(s) may, although there is no requirement to do so, be attached hereto and made a part hereof as Exhibits beginning with "A."

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3. Indemnification. The Client agrees to indemnify and hold harmless Consultant against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by Client or any of its agents, employees, or other representatives. Nothing herein is intended to nor shall it relieve either party from liability for its own willful act, omission or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative.

4.    Confidentiality.

4.1 Consultant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Consultant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Consultant and Client respectively, to first enter appropriate non-disclosure Agreements requiring the confidentiality contemplated by this Agreement in perpetuity.

4.2 Consultant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Consultant during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Consultant or its representatives.

5.    Miscellaneous Provisions.

5.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Consultant and Client.

5.2 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of either party hereunder cannot be assigned without the express written consent of the other party.

5.3 Governing Law; Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law doctrine. Client and Consultant agree that if any action is instituted to enforce or interpret any provision of this Agreement, the jurisdiction and venue shall be Los Angeles, California.

5.4 Attorneys' Fees and Costs. If any action is necessary to enforce and collect upon the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

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5.5 Survivability. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement.

5.6 Facsimile Signatures. The Parties hereto agree that this Agreement may be executed by facsimile signatures and such signature shall be deemed originals. The Parties further agree that within ten (10) days following the execution of this Agreement, they shall exchange original signature pages.

6. Arbitration. All disputes, controversies, or differences between client, consultant or any of their officers, directors, legal representatives, attorneys, accountants, agents or employees, or any customer or other person or entity, arising out of, in connection with or as a result of this agreement, shall be resolved through arbitration rather than through litigation. With respect to the arbitration of any dispute, the undersigned hereby acknowledge and agree that:

         A.  Arbitration is final and binding on the parties;
         B. The parties are waiving their right to seek remedy in court, including their right to jury trial;
         C. Pre-arbitration discovery is generally more limited and different from court proceeding;
         D. The arbitrator's award is not required to include factual findings or legal reasoning and any party's right of appeal or to seek modification of ruling by the arbitrators is strictly limited;
         E. This arbitration provision is specifically intended to include any and all statutory claims which might be asserted by any party;
         F. Each party hereby agrees to submit the dispute for resolution to the American Arbitration Association, in New York, New York within five (5) days after receiving a written request to do so from the other party;
         G. If either party fails to submit the dispute to arbitration on request, then the requesting party may commence an arbitration proceeding, but is under no obligation to do so;
         H. Any hearing scheduled after an arbitration is initiated shall take place in New York, New York;

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         I. If either party shall institute any court proceeding in an effort to resist arbitration and be unsuccessful in resisting arbitration or shall unsuccessfully contest the jurisdiction of any arbitration forum located in Los Angeles, California, over any matter which is the subject of this agreement, the prevailing party shall be entitled to recover from the losing party its legal fees and any out-of-pocket expenses incurred in connection with the defense of such legal proceeding or its efforts to enforce its rights to arbitration as provided for herein;
         J. The parties shall accept the decision of any award as being final and conclusive and agree to abide thereby;
         K. Any decision may be filed with any court as a basis for judgment and execution for collection.

7. Term/Termination. This Agreement is for a term of Twelve (12) months ending June 1, 2006.

8. Representations, Warrants and Covenants. The Client represents, warrants and covenants to the Consultant as follows:
The Client has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions that are provided for herein. The execution of this Agreement by the Client and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Client's Board of Directors and no further authorization shall be necessary on the part of the Client for the performance and consummation by the Client of the transactions which are contemplated by this Agreement.
The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities that affect the Client or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Client or cause acceleration under any arrangement, agreement or other instrument to which the Client is a party or by which any of its assets are bound. The Client has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

9.    Release.

      a. Release by Consultant. Consultant, on behalf of himself, and his respective heirs, successors and assigns, releases and discharges the Client, Gary Kimmons, William J. Macdonald, Sheila Testa (the "Released Parties") and their respective heirs, successors, assigns, agents, and attorneys, and each of them, from any and all claims, including, but not limited to, claims alleged in any action brought by Consultant against the above Released Parties relative to the introduction of any of the Released Parties to each other by Consultant. Further, and without limiting the foregoing,

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Consultant, on behalf of himself and his respective heirs, successors and assigns, hereby releases, waives, assigns and discharges the Released Parties, and their respective heirs, successors, assigns, agents, and attorneys, and each of them, from any and all claims and/or interests he may hold in any projects in which any or all of them holds an interest or is otherwise connected, including without limitation various other corporations, joint ventures, or any and all entertainment related projects. With the exception of the obligations created pursuant to this Agreement, Consultant, on behalf of himself and his respective heirs, successors and assigns, hereby releases, waives, assigns and discharges the Released Parties, and their respective heirs, successors, assigns, agents, and attorneys, and each of them, from any and all claims and/or interests he may have them or their respective corporations.

10. Notices. Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail; or (ii) overnight delivery with confirmation of delivery; or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

      If to the Client:             Gary F. Kimmons
                                    M Power Entertainment, Inc
                                    432 Park Avenue South  Suite 200
                                    New York, New York 10016
                                    Facsimile No: (713) 626-5365

      If to Consultant:             Mark Laisure
                                    Facsimile No: (

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

11. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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12. Preliminary Statement. The Preliminary Statement is incorporated herein by this reference and made a material part of this Agreement.






                    **SIGNATURE PAGE FOLLOWS**

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.



CLIENT:  M POWER ENTERTAINMENT, INC. (MPWE)

/s/ Gary Kimmons
_________________________________

       President
Title: ____________________________

Date:  June 1, 2005




CONSULTANT:

/s/ Mark Laisure
_________________________________
Mark Laisure

Date:  June 1, 2005